Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-70170 and 333-174568) of Cerner Corporation of our report dated March 25, 2020, relating to the statements of net assets available for benefits of the Cerner Corporation 2001 Associate Stock Purchase Plan as of December 31, 2019 and 2018 and the related statements of changes in net assets available for benefits for the years ended December 31, 2019, 2018 and 2017, which report appears in the December 31, 2019 Annual Report on Form 11-K of the Cerner Corporation 2001 Associate Stock Purchase Plan.
/s/ BROWN SMITH WALLACE, LLP
St. Louis, Missouri
March 25, 2020